Exhibit 4.3

Execution Version

loan and Security Agreement

This Loan and Security Agreement, dated as of November 26, 2021 (this “Agreement”), is made by and between DISH Network Corporation, a Nevada corporation (the “Borrower”) and DISH DBS Corporation, a Colorado corporation (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender extend to Borrower a secured term loan facility consisting of (i) a term loan maturing on December 1, 2026 (the “Tranche A Term Loan”) and (ii) a term loan maturing on December 1, 2028 (the “Tranche B Term Loan”, together with the Trance A Term Loan, the “Secured Loans”), to finance the potential purchase of wireless spectrum licenses and for general corporate purposes, including the buildout of wireless infrastructure;

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to extend such secured term loan facility to the Borrower; and

WHEREAS, the Lender intends to fund such secured term loan using the proceeds from the issuance and sale of senior secured notes (the “Offering”) pursuant to that certain Purchase Agreement, dated November 10, 2021 (the “Purchase Agreement”), by and among the Lender, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Guggenheim Securities, LLC (the “Purchasers”).

NOW, THEREFORE, in consideration of the mutual promises, and of the representations, warranties, and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions and Interpretation

Section 1.1          Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Advance” shall have the meaning set forth in Section 2.1.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“AHYDO” shall have the meaning set forth in Section 2.3(b).

“Bankruptcy Law” shall mean Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Closing Date” shall mean the date the Offering is consummated and the Lender receives the disbursement of the net proceeds of the Offering from the Purchasers in an amount equal to at least $5,229,000,000.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall have the meaning set forth in Section 5.1.

“Control” shall mean “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreement” shall mean an agreement in a form and substance that is reasonably satisfactory to the Lender establishing the Lender’s Control with respect to the Securities Account.

“Default Interest” shall have the meaning set forth in Section 2.3(a).

“Entitlement Order” shall have the meaning assigned to such term in the UCC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” shall have the meaning set forth in Section 6.1.

“Excluded Property” shall mean:

(a)            any permit or license issued by a Governmental Authority or otherwise to the Borrower or any agreement to which the Borrower is a party or in which it has an interest, in each case, only to the extent and for so long as (i) the terms of such permit, license or agreement or any requirement of law applicable thereto, prohibit the creation by the Borrower of a security interest in such permit, license or agreement in favor of the Lender, (ii) the terms of such permit, license or agreement require any consent not obtained thereunder in order for the Borrower to create a security interest therein or (iii) the creation by the Borrower of a security interest in such permit, license or agreement would constitute or result in the abandonment, invalidation or unenforceability of such permit, license or agreement or breach of, termination of or default under such permit, license or agreement, in each case pursuant to the terms thereof (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including Bankruptcy Law) or principles of equity);

(b)            any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law, requires a consent not obtained of any Governmental Authority pursuant to applicable law (other than as set forth in Section 7.1) or requires any other consent pursuant to applicable law not obtained in order for the Borrower to create a security interest therein;

(c)            any Equity Interests of a Foreign Subsidiary to the extent and for so long as the pledge thereof to the Lender would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) to (c) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) to (c)).

“Fair Market Value” shall mean the fair market value as determined by an independent third-party valuation selected by the Borrower and subject to the approval of the Lender (such approval not to be unreasonably withheld) as of the date of such determination; provided that where Fair Market Value is determined under this Agreement in connection with (i) an acquisition of an FCC License in an FCC spectrum auction by the Borrower or one of its subsidiaries other than the Lender and its subsidiaries or (ii) the acquisition, transfer, sale, conveyance, assignment or disposition of an FCC License in a bona-fide transaction with a third party, such Fair Market Value shall be the all-in cost paid to acquire such FCC Licenses.

“FCC” shall mean the Federal Communications Commission, including without limitation a bureau or division thereof acting under delegated authority, and any substitute or successor agency.

“FCC Licenses” shall mean licenses, authorizations and permits for wireless terrestrial service, including without limitation commercial mobile service, held or to be held by the Borrower or the Borrower’s Subsidiaries which are issued from time to time by the FCC.

“Financial Asset” shall have the meaning assigned to such term in the UCC.

“Foreign Subsidiary” shall mean (i) any entity organized outside the United States of America, that is treated as a corporation for United States federal income tax purposes, (ii) any entity treated as a disregarded entity or partnership for United States federal income tax purposes that owns an interest in a Foreign Subsidiary or (iii) any entity treated as a corporation for United States federal income tax purposes that owns an interest in a Foreign Subsidiary and does not own any material assets other than interests in Foreign Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FCC and any supra-national bodies (such as the European Union or the European Central Bank).

“Indebtedness” shall mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to finance leases) or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than hedging obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any disqualified stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any preferred equity interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

“Interest Payment Date” shall mean June 1 and December 1 of each year, starting on June 1, 2022.

“Interest Period” shall mean (a) the period commencing on and including the Closing Date and ending on but excluding the immediately subsequent Interest Payment Date and (b) subsequently, each period commencing on and excluding the last day of the previous Interest Period for such Loan and ending on but excluding the immediately subsequent Interest Payment Date.

“Interest Rate” shall mean (a) for any portion of the outstanding principal amount of a Secured Loan which the Borrower elects pursuant to Section 2.3(b) to pay in cash (i) the rate per annum equal to 5.50% for the Tranche A Term Loan and (ii) the rate per annum equal to 6.00% for the Tranche B Term Loan and (b) for any portion of the outstanding principal amount of a Secured Loan which the Borrower elects pursuant to Section 2.3(b) to pay in kind (i) the rate per annum equal to 6.00% for the Tranche A Term Loan and (ii) the rate per annum equal to 6.50% for the Tranche B Term Loan, in each case for the applicable Interest Period.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statute) of any jurisdiction).

“Maturity Date” shall mean, (i) with respect to the Tranche A Term Loan, December 1, 2026, and with respect to the Tranche B Term Loan, December 1, 2028 or (ii) the date on which the outstanding principal amount of all Secured Loans under this Agreement has been declared, or automatically has become, due and payable (whether by acceleration or otherwise).

“Offering” shall have the meaning set forth in the recitals hereto.

“Permitted Liens” means:

(a)            Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP, shall have been made therefor; and

(b)            Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity.

“Pledged Licenses” shall mean the FCC Licenses set forth on Schedule A hereto, as amended from time to time in accordance with this Agreement.

“Pledged Securities” shall mean the issued and outstanding Equity Interests of Wholly Owned Subsidiaries owned by the Borrower set forth on Schedule B hereto.

“Proceeds” shall have the meaning assigned to such term in the UCC.

“Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Purchasers” shall have the meaning set forth in the recitals hereto.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Loans” shall have the meaning set forth in the recitals hereto.

“Secured Notes” shall mean the $2,750,000,000 aggregate principal issue amount of 5.25% Senior Secured Notes due 2026 and the $2,500,000,000 aggregate principal issue amount of 5.75% Senior Secured Notes due 2028 of the Lender issued pursuant to that certain Secured Indenture, dated as of November 26, 2021, by and between U.S. Bank National Association, as trustee and collateral agent (the “Trustee”) and the Lender (the “Indenture”).

“Secured Obligations” shall mean all (i) obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower at the rate provided for in the respective documentation, whether or not such claim for post-petition interest, fees and expenses is allowed in any such proceeding)) owing to the Lender under this Agreement and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in this Agreement, (ii) any and all sums advanced by the Lender in accordance with this Agreement in order to preserve the Collateral or preserve its security interest in, or Lien on, the Collateral and (iii) in the event of any proceedings for the collection or enforcement of any indebtedness, obligations or liabilities of the Borrower referred to in clause (i) above, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Lender of its rights hereunder, together with reasonable attorneys’ fees and expenses and court costs.

“Securities Account” shall mean the “securities account”, as such term is defined in the UCC, held by the Borrower at the Securities Account Brokerage in which the initial proceeds of the Secured Loans are deposited.

“Securities Account Brokerage” shall mean the financial institution in which the Securities Account is maintained.

“Security Entitlement” shall have the meaning assigned to such term in the UCC.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Tranche A Term Loan” shall have the meaning set forth in the recitals hereto.

“Tranche B Term Loan” shall have the meaning set forth in the recitals hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Lender’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such Person, directly or indirectly.

Section 1.2          Interpretation. For all purposes of this Agreement, except as otherwise expressly provided:

(a)            words denoting the singular include the plural and words denoting the masculine gender include the feminine (and vice versa);

(b)            any reference to an “Article” or “Section” refers to an Article or Section of this Agreement;

(c)            the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

(d)            any reference to a “party” refers to a party to this Agreement and any reference to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

(e)            any reference to a “day”, “month” or “year” refers to a calendar day, month or year, respectively;

(f)            any payment date provided for in this Agreement that falls on a day that is not a Business Day shall be the first following day that is a Business Day;

(g)            the words “include”, “includes” or “including” as used in this Agreement shall be deemed to be followed by the words “without limitation”;

(h)            all references to “$” or “Dollars” are to the lawful currency of the United States of America;

(i)             all references to this Agreement or any other agreement or instrument shall be deemed to be to this Agreement or such other agreement or instrument as amended, modified, supplemented, restated or replaced from time to time;

(j)             all references to any statute shall be deemed to be to such statute as amended, modified, supplemented, restated or replaced from time to time (and shall be deemed to include any rules and regulations promulgated under such statute), and all references to any section of any statute shall be deemed to include any successor to such section;

(k)            all references to any copy of any document are to a true, correct and complete copy thereof (including all annexes, exhibits, schedules and attachments thereto); and

(l)             the various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions hereof.

ARTICLE II
Secured Loans

Section 2.1          Secured Loans. Subject to the terms and conditions set forth herein (including the conditions set forth in Sections 3.1 and 3.2), the Lender shall make advances (each an “Advance”) to the Borrower, from time to time from and after the Closing Date, as the Borrower may request in writing, which shall be deposited into the Securities Account, and the Lender will record such Advance on Schedule C hereto promptly upon the funding of such Advance. Once funded, each Advance shall form part of the Tranche A Term Loan or the Tranche B Term Loan as indicated on Schedule C hereto.

Section 2.2          Repayment of Secured Loans. The outstanding balance of each Secured Loan will be due and payable (together with any accrued and unpaid interest thereon) on the applicable Maturity Date.

Section 2.3          Interest on Secured Loans.

(a)            On each Interest Payment Date, the Borrower agrees to pay to the Lender all accrued and unpaid interest in arrears on the outstanding principal amount under the applicable Secured Loan for the applicable Interest Period at the applicable Interest Rate, in accordance with Section 2.3(b). While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall pay interest on the Secured Loans (“Default Interest”) at the applicable Interest Rate, plus an additional 2% per annum.

(b)            For any Interest Period ending on or before the date that is three years after the Closing Date, the Borrower may elect to pay interest owing on all or a portion of the outstanding principal amount under a Secured Loan for such Interest Period in kind by delivering a notice to the Lender prior to the applicable Interest Payment Date for such Interest Period which notice shall specify that portion of the outstanding principal amount for which the Borrower elects to pay interest in kind for such Interest Period and otherwise in a form reasonably acceptable to the Lender; provided that (i) any such interest paid in kind shall be added to the principal amount of the applicable Secured Loan and shall thereafter bear interest as set forth herein, (ii) for any Interest Period ending on or after the date that is two years after the Closing Date, the Borrower may not elect to pay interest in kind on more than 50% of the outstanding principal amount of the applicable Secured Loan at such time and (iii) notwithstanding any other provisions of this Agreement, on any Interest Payment Date on or after any Interest Period that ends after the date that is five years after the Closing Date, the Borrower shall also pay a minimum amount of accrued and unpaid interest on any Secured Loan (including any interest paid in kind) in cash as shall be necessary to ensure that such Secured Loan shall not be considered “applicable high yield discount obligations” (“AHYDOs”) within the meaning of Section 163(i) of the Code, or any successor provision. If definitive guidance is published by the Internal Revenue Service clarifying the application of the AHYDO rules in such a way that would require lesser payments than those described in clause (iii) of the immediately preceding sentence, the amounts of the payments required by such clause (iii) shall be reduced or eliminated to the greatest extent that would permit the Secured Loans to be exempt from treatment as AHYDOs under such guidance. For any Interest Period ending after the date that is three years after the Closing Date, the Borrower must make all interest payments in cash.

Section 2.4          Computation of Interest and Fees. All computations of interest shall be made by the Lender on the basis of a 360-day year of twelve 30-day months. Each determination by the Lender of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.5          Voluntary Prepayments. The Borrower may from time to time prepay all or any portion of the outstanding principal amount owed under a Secured Loan without premium, penalty or break costs upon prior notice of such prepayment; provided that the Lender shall not directly use any such prepaid amounts to make a cash dividend or distribution to the Borrower prior to the repayment in full of such Secured Loan.

Section 2.6          Payments Generally. All payments under this Agreement to the Lender shall be made on the date when due as reasonably directed by the Lender, from time to time. Any and all payments made by the Borrower to the Lender shall be made without deduction or withholding for any taxes, except as required by applicable law.

ARTICLE III
Conditions Precedent to Secured Loans

Section 3.1          Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver) of the following conditions:

(a)            The Lender shall have received (i) a signed counterpart of this Agreement signed by the Borrower, (ii) signed counterparts to the Control Agreement signed by the Borrower and the Securities Account Brokerage and (iii) a copy of all necessary UCC-1 financing statements in respect of security interests granted by the Borrower for filing in all applicable jurisdictions, in each case, in recordable form; and

(b)            The Offering shall have been consummated and the Lender shall have received the disbursement of the net proceeds of the Offering from the Purchasers, in an aggregate amount equal to at least $5,229,000,000.

Section 3.2          Conditions to Borrowing. The obligation of the Lender to honor any request for an Advance pursuant to Section 2.1 is subject to the satisfaction (or waiver) of the following conditions:

(a)            The representations and warranties of the Borrower contained in Article IV shall be true and correct in all material respects on and as of the date of such Advance.

(b)            No Event of Default shall exist on the date of such Advance or would be reasonably expected to result from such Advance or from the application of the proceeds thereof.

ARTICLE IV
Representations, Warranties and Covenants

The Borrower represents, warrants and covenants to the Lender, on the date hereof, as set forth below.

Section 4.1          Due Organization; Authority. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (b) has all requisite corporate and other power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement.

Section 4.2          Binding Effect. This Agreement constitutes a valid and binding obligation, enforceable against the Borrower in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 4.3          No Conflicts or Default. The execution, delivery and performance of this Agreement by the Borrower does not and will not result in a breach or violation of, or constitute a default under, any of the terms and provisions of its organizational documents, any law applicable to the Borrower or any material agreement to which the Borrower is a party.

Section 4.4          Title. Except for the security interest granted to the Lender pursuant to this Agreement and Permitted Liens, the Borrower owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others, other than Permitted Liens.

Section 4.5          Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Lender hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment of the Secured Obligations, and (b) subject to necessary filings and other actions, a perfected security interest in all the Collateral. The security interest and Lien granted to the Lender pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Liens.

Section 4.6          Transfer of Collateral; Permitted Ordinary Course Activities with Respect to Collateral.

(a)            There is no agreement, order, judgment or decree, and the Borrower shall not enter into any agreement or take any other action (other than in accordance with Section 7.1 or as required by law), that would restrict the transferability of any of the Collateral or otherwise impair or conflict with the Borrower’s obligations or the rights of the Lender hereunder. The Borrower shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except as expressly permitted by this Agreement.

(b)            So long as no Event of Default under this Agreement is ongoing or would result therefrom, the Borrower may:

(i)  transfer, sell, convey, assign, or otherwise dispose of any Pledged License or Pledged Securities (including amending Schedule A or Schedule B, as applicable, to remove any FCC License as a Pledged License or any Equity Interest as a Pledged Security), provided that (x) the Borrower shall (1) receive in exchange for any such transfer, sale, conveyance, assignment or disposition, FCC Licenses, or cash (in each case, other than any Excluded Assets), with a Fair Market Value equal to the Fair Market Value of the Pledged License or Pledged Securities so transferred, sold, conveyed, assigned or disposed and concurrently amend Schedule A hereto to designate any such acquired FCC License as a Pledged License hereunder, (2) concurrently amend Schedule B hereto to designate as Pledged Securities Equity Interests held by the Borrower in any Wholly Owned Subsidiary (other than any Equity Interests which would constituted Excluded Assets), the sole assets of which are FCC Licenses with a Fair Market Value equal to the Fair Market Value of any Pledged License or Pledged Securities so transferred, sold, conveyed, assigned or disposed, and take such other steps as may be required by this Agreement to perfect the security interest granted in such Equity Interests or (3) cause any Subsidiary of the Borrower to enter into a guarantee and pledge agreement, in a form reasonably acceptable to the Lender, guaranteeing the Borrower’s obligations under this Agreement and pledging FCC Licenses equivalent in Fair Market Value to the Fair Market Value of the Pledged License or Pledged Securities so transferred, sold, conveyed, assigned or disposed and (y) any cash Proceeds from any such transfer, sale, conveyance, assignment or disposition shall be deposited into the Securities Account;

(ii)  make cash payments (including in connection with (x) acquisitions of FCC Licenses, through FCC spectrum auctions or from a third party, (y) investments in the Borrower’s wireless business, including wireless infrastructure or (z) the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Agreement; provided that the Borrower shall in connection with the foregoing, (1) concurrently amend Schedule A hereto to designate as Pledged Licenses hereunder additional FCC Licenses with a Fair Market Value equal to the amount of cash paid pursuant to this Section 4.6(b)(ii), (2) concurrently amend Schedule B hereto to designate as Pledged Securities Equity Interests held by the Borrower in any Wholly Owned Subsidiary, the sole assets of which are FCC Licenses with a Fair Market Value equal to the amount of cash paid pursuant to this Section 4.6(b)(ii), and take such other steps as may be required by this Agreement to perfect the security interest granted in such Equity Interests, (3) cause any Subsidiary of the Borrower to enter into a guarantee and pledge agreement, in a form reasonably acceptable to the Lender, guaranteeing the Borrower’s obligations under this Agreement and pledging FCC Licenses equivalent in Fair Market Value to any such cash payments or (4) transfer cash to the Securities Account in an amount equal to any such cash payments; and

(iii)  invest any cash that is at any time part of the Collateral, and transfer, sell, convey, assign or otherwise dispose of such investments, in the ordinary course of business consistent with the Borrower’s past practice with respect to cash management; provided that (x) any such investments shall be held in the Securities Account and (y) any Proceeds from such investments, including the transfer, sale, conveyance, assignment or disposition thereof, shall be deposited into the Securities Account.

Section 4.7          Limitation on Liens; Non-Impairment of Security Interest. The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or assets included within the Collateral now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Liens securing the Secured Loans or Permitted Liens. Subject to the rights of the holders of Permitted Liens, the Borrower will not, take or knowingly omit to take, any action which action or omission could reasonably be expected to have the result of materially impairing the Lien with respect to the Collateral, in favor of the Lender; provided that this Section 4.7 shall not prohibit the release of Collateral pursuant to Section 5.6.

Section 4.8          Defense of Claims. The Borrower shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Lender and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Lender other than Permitted Liens.

Section 4.9          Other Financing Statements. The Borrower has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Lender pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements. The Borrower shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by the Borrower to the holder of the Permitted Liens.

Section 4.10          Consents, etc. In the event that the Lender desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Lender, the Borrower agrees to use its commercially reasonable efforts to assist and aid the Lender to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers; provided, however, that such commercially reasonable efforts shall not require the Borrower to make out-of-pocket expenditures (other than reasonable attorney’s fees and expenses and any other reasonable and customary costs required to obtain such necessary approvals or consents, but specifically excluding the payment of any consideration or other compensation to any Person).

Section 4.11          Delivery of Certificated Pledged Securities. The Borrower hereby agrees that all certificates, agreements or instruments representing or evidencing Pledged Securities designated by the Borrower as Pledged Securities on Schedule B hereto pursuant to Section 4.6(b) after the date hereof shall promptly (but in any event within 30 days after such designation by the Borrower) be delivered to and held by or on behalf of the Lender pursuant hereto. All certificated Pledged Securities shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Lender.

Section 4.12          Perfection of Uncertificated Pledged Securities. The Borrower hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then the Borrower shall, to the extent permitted by applicable law, (i) cause the issuer of such Pledged Securities to execute and deliver to the Lender an acknowledgment of the pledge of such Pledged Securities, in a form reasonably satisfactory to the Lender, (ii) if necessary to perfect a security interest in such Pledged Securities, use commercially reasonable efforts to cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Lender the right to transfer such Pledged Securities under the terms hereof upon an Event of Default, and (iii) after the occurrence and during the continuance of any Event of Default, upon the reasonable request of the Lender, cause (A) the organizational documents of each issuer of such Pledged Securities to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) such Pledged Securities to become certificated and delivered to the Lender in accordance with the provisions of Section 4.11.

Section 4.13          Voting Rights.

(a)            So long as no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms or purposes hereof; provided, however, that the Borrower shall not in any event exercise such rights in any manner which could reasonably be expected to have a material adverse effect on the ability of the Borrower to satisfy their obligations under this Agreement or on the Lender’s ability to exercise its rights and remedies under this Agreement.

(b)            So long as no Event of Default shall have occurred and be continuing, the Lender shall be deemed without further action or formality to have granted to the Borrower all necessary consents relating to voting rights and shall, if necessary, upon written request of the Borrower and at the sole cost and expense of the Borrower, from time to time execute and deliver (or cause to be executed and delivered) to the Borrower all such instruments as the Borrower may reasonably request in order to permit the Borrower to exercise the voting and other rights which it is entitled to exercise pursuant to Section 4.13(a).

(c)            Upon the occurrence and during the continuance of any Event of Default, all rights of the Borrower to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 4.13(a) shall immediately cease, and all such rights shall thereupon become vested in the Lender, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(d)            The Borrower shall, at its sole cost and expense, from time to time execute and deliver to the Lender appropriate instruments as the Lender may reasonably request in order to permit the Lender to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 4.13(c).

ARTICLE V
Security

Section 5.1          Grant of Security. As collateral security for the payment and performance in full of all the Secured Obligations of the Borrower under this Agreement, the Borrower hereby pledges and grants to Lender a lien on and security interest in all of the right, title and interest of the Borrower in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(a)            the Securities Account and any Financial Asset held in or credited to the Securities Account;

(b)            the Pledged Securities;

(c)            all of the Borrower’s books and records relating to the Collateral;

(d)            to the maximum extent permitted by law, all rights of the Borrower against third parties, in each case, in, under or relating to the Pledged Licenses and the Proceeds of any Pledged Licenses, subject to Section 7.1; provided that such security interest does not include at any time any Pledged Licenses to the extent (but only to the extent) that at such time the Lender may not validly possess a security interest therein pursuant to the Communications Act of 1934, as in effect at such time, but such security interest does include, to the maximum extent permitted by law, all rights against third parties incident to the Pledged Licenses, subject to Section 7.1, and the right to receive all Proceeds derived from or in connection with the sale, assignment or transfer of the Pledged Licenses; and

(e)            to the extent not covered by clauses (a) through (d) of this sentence, all other Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) through (e) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

Section 5.2          Filing and Perfection.

(a)            The Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower and (ii) any financing or continuation statements or other documents without the signature of the Borrower where permitted by law, including the filing of a financing statement describing the Collateral. The Borrower agrees to provide all information described in the immediately preceding sentence to the Lender promptly upon request by the Lender.

(b)            Notwithstanding the foregoing authorizations, in no event shall the Lender be obligated to prepare or file any financing statements whatsoever, or to maintain the perfection of the security interest granted hereunder. The Borrower agrees to prepare, record and file, at its own expense, financing statements (and amendments or continuation statements when applicable) with respect to the Collateral now existing or hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect and maintain perfected the Collateral, and to deliver a file stamped copy of each such financing statement or other evidence of filing to the Lender. The Lender shall not be under any obligation whatsoever to file any such financing or continuation statements or to make any other filing under the UCC in connection with this Agreement.

Section 5.3          Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The Borrower represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Lender in respect of the Collateral have been delivered to the Lender in completed and, to the extent necessary or appropriate, duly executed form for filing in each applicable governmental, municipal or other office. The Borrower agrees that at the sole cost and expense of the Borrower, it will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject only to Permitted Liens and file all UCC-3 continuation statements necessary to continue the perfection of the security interest created by this Agreement.

Section 5.4          Securities Account. In order to further ensure the attachment, perfection and priority of, and the ability of the Lender to enforce, the security interest in the Collateral, the Borrower shall have duly executed and delivered the Control Agreement on the Closing Date. The Lender agrees with the Borrower that the Lender shall not give any Entitlement Orders or instructions or directions to the Securities Account Brokerage, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Borrower, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. The Borrower agrees that once the Lender, after the occurrence and during the continuation of an Event of Default, and in compliance with this Agreement, sends an instruction or notice to the Securities Account Brokerage (with a copy to the Borrower) exercising its Control over the Securities Account the Borrower shall not give any instructions or orders with respect to the Securities Account as long as such Event of Default is continuing, and the Lender agrees that promptly after such Event of Default shall have ceased to exist in accordance with the terms of this Agreement, the Lender shall deliver written notice to the Securities Account Brokerage rescinding the applicable instruction or notice, at which point the Borrower’s right to give any instructions or orders with respect to the Securities Account shall be reinstated. The Borrower shall not grant Control of the Securities Account, or any Collateral held therein, to any Person other than the Lender. As between the Lender and the Borrower, the Borrower shall bear the investment risk with respect to any investments held in the Securities Account, and the risk of loss of, damage to, or the destruction of such investments, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Lender, the Securities Account Brokerage, the Borrower or any other person.

Section 5.5          Supplements; Further Assurances. The Borrower shall take such further actions, and execute and/or deliver to the Lender such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as is reasonably necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Lender hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Lender’s security interest in the Collateral or permit the Lender to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of control agreements, all in form and substance reasonably satisfactory to the Lender and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Lender hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, the Borrower shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Lender from time to time upon reasonable request by the Lender such lists, schedules, descriptions and designations of the Collateral, documents of title, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Lender shall reasonably request. If an Event of Default has occurred and is continuing, the Lender may institute and maintain, in its own name or in the name of the Borrower, such suits and proceedings as the Lender may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Borrower.

Section 5.6          Release of Collateral.

(a)            Collateral may be released from the Liens and security interest created by this Agreement at any time or from time to time in accordance herewith. The Borrower will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Secured Loans and the security interest created by this Agreement shall be automatically released, and the Lender shall take all actions to release or effectuate the release of and shall release, as applicable, the same from such Liens at the Borrower’s sole cost and expense, under one or more of the following circumstances, automatically and without the need for any further action by any Person (except as set forth below):

(i)  in whole, as to all property subject to such Liens, upon payment in full of the principal and unpaid interest and premium on the Secured Loans and all other Secured Obligations;

(ii)  in part, as to any property constituting Collateral that is sold or otherwise disposed of by the Borrower in a transaction permitted pursuant to this Agreement at the time of such sale, transfer or disposition, to the extent of the interest sold or disposed of;

(iii)  in part, as to any property with the consent of the Lender and the Trustee (acting at the direction of the requisite holders of the Secured Notes pursuant to the terms of the Indenture); or

(iv)  as to assets that become Excluded Property.

(b)            In the event that any Lien is to be released pursuant to Section 5.6(a), and the Borrower requests the Lender to furnish a written disclaimer, release, quitclaim or any other necessary or proper instrument of termination, satisfaction or release of any interest in such property under this Agreement, the Lender shall, execute, acknowledge and deliver to the Borrower such an instrument in the form provided by the Borrower, and providing for release without recourse and shall take such other action as the Borrower may reasonably request and as necessary to effect such release.

ARTICLE VI
Events of Default

Section 6.1          Events of Default. Any of the following shall constitute an “Event of Default”:

(a)            default for 30 days in the payment when due of interest on any Secured Loan;

(b)            default in the payment when due of principal of any Secured Loan on the applicable Maturity Date;

(c)            default in the performance of, or breach of, any covenant in this Agreement (other than a default specified in Section 6.1(a) or (b) above), which default remains uncured for 30 days;

(d)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower (or the payment of which is guaranteed by the Borrower), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a failure to pay principal or interest on such Indebtedness when due within the grace period provided in such Indebtedness or the maturity of which has been so accelerated, aggregates $250,000,000 or more;

(e)            failure by the Borrower to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $250 million, which judgments are not stayed within 60 days after their entry;

(f)            the Borrower, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian, trustee or similar official of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors;

(g)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Borrower in an involuntary case; (ii) appoints a custodian, trustee or similar official of the Borrower or for all or substantially all of the property of the Borrower; or (iii) orders the liquidation of the Borrower, and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.2          Remedies Upon Event of Default.

(a)            If an Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.1 of this Agreement) occurs and is continuing, the Lender by notice to the Borrower, may declare all the Secured Loans to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in clause (f) or (g) of Section 6.1 of this Agreement, all outstanding Secured Loans shall become and be immediately due and payable without further action or notice. All powers of the Lender under this Agreement will be subject to applicable provisions of the Communications Act of 1934, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

(b)            If an Event of Default occurs and is continuing, the Lender may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Secured Loans or to enforce the performance of any provision of this Agreement.

(c)            The Borrower recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Lender may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. The Borrower acknowledges that any such sales may be at prices and on terms less favorable to the Lender than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Lender shall have no obligation to engage in public sales.

(d)            If the Borrower shall fail to perform any covenants contained in this Agreement or if any representation or warranty on the part of the Borrower contained herein shall be breached, the Lender may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Lender shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Borrower fails to pay or perform as and when required hereby and which the Borrower does not contest in accordance with the provisions of this Agreement. Any and all amounts so expended by the Lender shall be paid by the Borrower. Neither the provisions of this Section 6.2 nor any action taken by the Lender pursuant to the provisions of this Section 6.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. The Borrower hereby appoints the Lender its attorney-in-fact, with full power and authority in the place and stead of the Borrower and in the name of the Borrower, or otherwise, from time to time, to take any action and to execute any instrument consistent with the terms of this Agreement which are reasonably necessary or advisable to accomplish the purposes hereof (but the Lender shall not be obligated to and shall have no liability to the Borrower or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Borrower hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

ARTICLE VII
Miscellaneous

Section 7.1          FCC Matters.

(a)            Notwithstanding anything herein to the contrary, the Lender agrees that to the extent prior FCC approval is required pursuant to the Communications Act of 1934 for (i) the operation and effectiveness of any grant, right or remedy hereunder or under this Agreement or (ii) taking any action that may be taken by the Lender hereunder, such grant, right, remedy or actions will be subject to such prior FCC approval having been obtained by or in favor of the Lender. Notwithstanding anything herein to the contrary, the Lender acknowledges that, to the extent required by the FCC, de jure, de facto and negative control over all FCC authorizations, shall remain with the Borrower even in an Event of Default until the FCC shall have given its prior consent to the exercise of rights by a purchaser at a public or private sale of the FCC License or to the exercise of such rights by a receiver, trustee, conservator or other agent duly appointed in accordance with the applicable law. The Borrower shall, upon the occurrence and during the continuance of an Event of Default and after 30 days’ notice for the opportunity to cure such Event of Default, at the Lender’s request, file or cause to be filed such applications for approval and shall take such other actions reasonably required by the Lender pursuant to this Agreement, to obtain such FCC approvals or consents as are necessary to transfer ownership and control to the Lender, or their successors, assigns or designees of the FCC Licenses held by the Borrower. To enforce the provisions of this subsection, and if the Borrower does not timely file or cause to be filed the required applications for FCC approval, the Lender is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control of any such FCC License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Upon the occurrence and during the continuance of an Event of Default and after 30 days’ notice for the opportunity to cure such Event of Default, at the Lender’s request, the Borrower shall further use their reasonable best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with the FCC of the assignor’s or transferor’s portion of any application for consent to the assignment of any FCC License or transfer of control necessary or appropriate under the FCC’s rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any FCC License or other authorization; provided that, it is understood that the actions described in (i) and (ii) above may also be subject to other approvals or clearances by other government agencies required by law.

(b)            The Borrower acknowledges that the assignment or transfer of such FCC Licenses is integral to the Lender’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by the Borrower to comply with the provisions of this section and that such failure would not be adequately compensable in damages, and therefore agree that this section may be specifically enforced.

(c)            Notwithstanding anything herein to the contrary, the Lender shall not, without first obtaining the approval of the FCC, take any action hereunder that would constitute or result in any assignment of a FCC License or any change of control of the Borrower if such assignment or change of control would require the approval of the FCC under applicable law (including FCC rules and regulations).

Section 7.2          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter thereof.

Section 7.3          Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Borrower, and its successors and assigns and (ii) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its respective successors, transferees and assigns. No other Persons (including any other creditor of the Borrower) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), the Lender may assign or otherwise transfer any Indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lender herein. The Borrower agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded, avoided or must otherwise be restored by the Lender upon or in connection with the bankruptcy or reorganization of the Borrower or otherwise.

Section 7.4          Termination. When all the Secured Obligations (other than contingent indemnification Secured Obligations as to which no claim has been asserted) have been paid in full, this Agreement shall terminate.

Section 7.5          Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision or Schedule hereof, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be made in writing and signed by each of the parties hereto. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Borrower from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary in this Agreement, (i) Schedule A and Schedule B hereto may not be amended except as required by, and in connection with transactions pursuant to, Section 4.6, (ii) Schedule C may be amended from time to time by the Lender in connection with any Advance made pursuant to Section 2.1 and (iii) Article II, Article IV, Article V, Article VI, Section 7.5 and Section 7.11, may not be amended except with the consent of Trustee (acting at the direction of the requisite holders of the Secured Notes pursuant to the terms of the Indenture) or the holder of a majority in aggregate principal amount of the then-outstanding Secured Notes.

Section 7.6          Notices. Any notice, communication or consent by the Borrower or the Lender to the other is duly given if in writing and delivered by email, in person or mailed by first class mail, to the other’s address:

If to the Borrower:

DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention: General Counsel
Email: tim.messner@dish.com

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Scott D. Miller
Email: millersc@sullcrom.com

If to the Lender:

DISH DBS Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention: General Counsel
Email: tim.messner@dish.com

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Scott D. Miller
Email: millersc@sullcrom.com

The Borrower or Lender, by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices, communications and consents shall be deemed to have been duly given: when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) if emailed; at the time delivered by hand, if personally delivered; or five Business Days after being deposited in the mail, postage prepaid, if mailed.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 7.7          Governing Law. The internal law of the State of New York shall govern and be used to construe this Agreement.

Section 7.8          Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 7.9          Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.10         Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 7.11         Third Party Beneficiaries. Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person; provided that the Trustee shall be an express third-party beneficiary of Section 2.5, Section 5.6(a)(iii) and Section 7.5.

Section 7.12         Expenses. The Borrower agrees to reimburse the Lender for any out-of-pocket expenses incurred in connection with the Offering and this Agreement (after giving effect to any reimbursement received by the Lender from the Purchasers pursuant to the Purchase Agreement).

[Signature page follows.]

In Witness Whereof, the parties have caused this Agreement to be executed and delivered on the date first above written.

DISH DBS CORPORATION, as Lender

By:	/s/ Paul W. Orban
	Name:	Paul W. Orban
	Title:	Executive Vice President and Chief Financial Officer

DISH NETWORK CORPORATION as Borrower

By:	/s/ Paul W. Orban
	Name:	Paul W. Orban
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Loan and Security Agreement]

Schedule A

Pledged Licenses

1.	None.

Schedule B

Pledged Securities

1.	None.

Schedule C

Advances

Date	Amount	Applicable Tranche
November 26, 2021	$2,750,000,000	Tranche A
November 26, 2021	$2,500,000,000	Tranche B